Exhibit (g)(8)

AMENDMENT TO SERVICES AGREEMENT

This Amendment to the Services Agreement (the “Amendment”) is made as of May         , 2014 by and among State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Service Agent”), and each Fund set forth on Schedule A to the Agreement (as defined below) (each a “Fund”, and collectively, the “Funds”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement.

WHEREAS, each of the Funds and State Street entered into a Services Agreement dated as of August 1, 2011 and effective as of April 1, 2010 (as amended, supplemented, restated or otherwise modified from time to time, the “Agreement”); and

WHEREAS, State Street and the Funds desire to amend the Agreement as more particularly set forth below.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Amendments.

(a)	Section 5 (SERVICES) of the Agreement is amended by deleting paragraphs (m) and (n) in their entirety and replacing them with the following new paragraphs (m) and (n):

“m.	Prepare for posting on the Funds’ website each money market Fund’s monthly schedule for portfolio investments;

n.	Prepare and coordinate the monthly filing of Form N-MFP for such Funds; and”

(b)	Section 5 (SERVICES) of the Agreement is further amended by inserting the following new paragraph (o) immediately following paragraph (n):

“o.	Provide periodic testing of the Fund(s) with respect to compliance with the Internal Revenue Code’s mandatory qualification requirements, the requirements of the 1940 Act and limitations for the Fund(s) contained in the Registration Statement for the Fund(s) as may be mutually agreed upon, including quarterly compliance reporting to the designated officer(s) of the Fund as well as preparation of Board compliance materials.”

2.	Miscellaneous.

(a)	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

EACH FUND SET FORTH ON SCHEDULE A TO THE AGREEMENT, SEVERALLY AND NOT JOINTLY

By:
Name:
Title:

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